Exhibit 10.2

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2008 by and among VIASPACE Green Energy Inc., a British Virgin Islands international business company (the “Company”), VIASPACE, Inc., a Nevada corporation (“VIASPACE”), and Sung Hsien Chang, an individual (“Chang”) (each of VIASPACE and Chang shall be referred to as a “Shareholder”)

RECITALS

WHEREAS, the Shareholders hold or will hold all Company securities in connection with that certain Securities Purchase Agreement dated as of this date pursuant to which Chang will exchange all of the equity securities of IPA BVI and IPA China in exchange for shares of Company common stock (“Securities Purchase Agreement”);

WHEREAS, the Shareholders wish to define certain rights among the parties as set forth herein.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following capitalized terms have the meanings indicated below.

“Affiliate” of a Person means any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, and for this purpose, “control” means beneficial ownership of 50% equity interest or greater.

“Board” shall mean the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday, or other day on which banks are required or permitted by law to be closed in Hong Kong or California.

“First Closing” has the meaning given in the Purchase Agreement.

“IPA BVI” means Inter-Pacific Arts Corp., a British Virgin Islands international business company.

“IPA China” means Guangzhou Inter-Pacific Arts Corp., a Chinese wholly owned foreign enterprise registered in Guangdong province.

“Permitted Transferee” means (a) with respect to a Shareholder who is an individual, (i) such Shareholder’s spouse or issue, (ii) a corporation, partnership, or trust, the beneficiaries of which include, or which is controlled by, only such Shareholder, such Shareholder’s spouse, or such Shareholder’s issue, and (iii) in the event of such Shareholder’s death, such Shareholder’s heirs and legatees, (b) with respect to a Shareholder that is not an individual, any Affiliate of such Shareholder and (c) a purchaser of Company common stock from VIASPACE, the net proceeds of which shall be used to pay Chang up to $4.8 million at the Second Closing and which shall not be subject to Article III.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity, or government (whether federal, state, county, city, or otherwise, including without limitation any instrumentality, division, agency, body, or department thereof).

“Permitted Issuance” means issuances of up to 14 million shares of Company common stock issued pursuant to exercises of outstanding stock options approved by the Board and sales of up to $4.8 million in Company equity securities to third party purchasers.

“Purchase Agreement” means the Securities Purchase Agreement date as of October 21, 2008, by and among the Company, VIASPACE and Chang.

“Second Closing” has the meaning given in the Purchase Agreement.

“Shares” means the ordinary shares of the Company held by a Shareholder.

“Subsidiaries” means IPA BVI and IPA China.

“Transfer” means a transfer, sale, assignment, pledge, hypothecation, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), assignment, or any other encumbrance or disposition of, directly or indirectly, voluntarily or involuntarily, any Shares.

“Transferee” means any Person (including a Permitted Transferee) who acquires Shares by means of a Transfer in accordance with this Agreement.

ARTICLE II

GOVERNANCE OF THE COMPANY AND THE SUBSIDIARIES

2.1 Directors. The number of directors constituting the board of directors of the Company and each Subsidiary shall be three (3). Except as otherwise provided herein, each director shall serve until the earlier of his death, resignation or removal. Any director may resign at any time upon written notice to the Company. For each of the Company and Subsidiaries, VIASPACE has the right to designate and appoint two (2) directors (the “VIASPACE Directors”) and Chang has the right to designate and appoint one (1) director (the “Chang Director”). Each Shareholder has the right to remove and replace any directors appointed by it at any time. Such designation, appointment, removal or replacement shall be effective as among the Shareholders upon receipt of written notice to such effect from the Shareholder making such designation, appointment, removal or replacement. The initial VIASPACE Directors shall be Carl Kukkonen and A.J. Abdallat. The initial Chang Director shall be Sung Hsien Chang.

Each Shareholder shall vote his or its Securities at any regular or special meeting of shareholders of the Company or Subsidiaries or in any written consent executed in lieu of such a meeting of shareholders and shall take all other actions (including using his or its best efforts to cause the Board of Directors of the Company to take all actions) necessary to give effect to the agreements contained in this Shareholders Agreement (including, without limitation, the election of the Designees) and to ensure that the charter of the Company and any Subsidiary as in effect at any time hereafter do not conflict in any respect with the provisions of this Shareholders Agreement. In order to effectuate the provisions of this Article 2, each Shareholder hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Shareholders Agreement, such Shareholder shall use his or its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable corporate law, as amended from time to time, or any successor statutes. The Company will pay all reasonable out-of-pocket expenses incurred by the directors in connection with their participation in meetings of the Board.

2.2 Vacancies. In the event of a vacancy on any board of directors, each Shareholder agrees to vote in favor of an individual designated in writing by (a) VIASPACE if the vacant position on the board of directors had been held by a VIASPACE Director or (b) Chang, if the vacant position on the board of directors had been held by the Chang Director.

2.3 Compensation. Directors shall serve on the Board and on any of its committees, without compensation from the Company for such service.

2.4 Company Management. Carl Kukkonen will be the initial Chairman of the Board and Chief Executive Officer of the Company. Stephen Muzi will be the initial Chief Financial Officer and Secretary of the Company. Chang will be the initial President of the Company, effective as of the Second Closing.

2.5 Subsidiaries Management. Carl Kukkonen will be the initial Chief Executive Officer of IPA BVI and IPA China, effective as of the Second Closing. Stephen Muzi will be the initial Chief Financial Officer and Secretary of IPA BVI and IPA China, effective as of the Second Closing. Chang will be the initial President of IPA BVI and IPA China. Maclean Wang will be initial Managing Director of Grass Development of IPA China.

2.6 Actions by the Board of Directors.

(a) General. Meetings of each board of directors shall be held at least [four] times per year, at such places and on such dates as are agreed by the directors. The presence of any two (2) of the directors shall constitute a quorum for the transaction of business at a meeting of the board of directors, provided that the Chang Director has been duly notified (or is present and has waived due notice). The affirmative vote of a majority of the directors present at a meeting will constitute a decision of the board of directors; provided, however, that decisions as to Fundamental Matters, as set forth below, shall require the unanimous approval of Directors.

(b) Fundamental Matters. The approval by the Board of any of the following actions (the “Fundamental Matters”) shall be subject to the unanimous approval of the Directors:

(i) other than Permitted Issuances, any issuance or agreement to issue any capital stock of the Company or the Subsidiaries or any securities or rights of any kind convertible into or exchangeable for, any capital stock of the Company or the Subsidiaries;

(ii) any transaction of merger, consolidation, amalgamation, recapitalization or other form of business combination; any joint venture; any liquidation, winding up or dissolution of the Company or the Subsidiaries; or any acquisition of any business or assets from, or capital stock of, any Person;

(iii) any sale, conveyance, lease, transfer or other disposition of any substantial assets of the Company or the Subsidiaries or any other transaction not in the ordinary course of business;

(iv) any declaration or making of dividend payments or other payments or distributions made to any shareholders of the Company or the Subsidiaries;

(v) any amendment or modification of the Memorandum and Articles of Association of the Company or IPA BVI or the Articles of Association of IPA China;

(vi) except as contemplated in the Purchase Agreement, an initial public offering of the shares of the Company or the Subsidiaries;

(vii) the engagement to any substantial extent in any line or lines of business activity other than the businesses in which the Company and the Subsidiaries were engaged as of the date of this Agreement;

(viii) any indebtedness incurred or guaranty made by the Company or the Subsidiaries or any pledge of the Company’s or the Subsidiaries’ assets in connection with any loan or other extension of credit or any loan by the Company or the Subsidiaries to any Person;

(ix) commercial proposals or contracts which would commit the Company or the Subsidiaries for a total amount (including both recurring and non-recurring charges) in excess of $100,000;

(x) decisions relating to the officers and executive management of the Company or the Subsidiaries, including compensation, employment and termination of employment;

(xi) approval of the annual budget of the Company and the Subsidiaries, including without limitation, sub-budgets for the artwork business, grass business, public company formation process and ongoing management and administration expenses;

(xii) the opening of bank accounts of the Company and the Subsidiaries; and

(xiii) selection of auditors for the Company and the Subsidiaries.

2.7 Operations of the Subsidiaries. Notwithstanding anything to the contrary in this Agreement but subject to Section 2.6, Chang shall have sole authority to manage and control the operations of the Subsidiaries until the Second Closing.

ARTICLE III

TRANSFERS

3.1 Transfer. Each Shareholder agrees that no Transfer of Shares by a Shareholder will be valid, binding, or of any force or effect with respect to the Company or any other Shareholder, except as permitted under this Article III and effected in accordance with all of the terms, conditions, and provisions of this Agreement. Shares purchased through a Transfer permitted under this Agreement will remain subject to the provisions of this Agreement and the Articles of Association of the Company. Any Transferee will be required to execute, and any transferor of Shares shall cause such Transferee to execute, this Agreement.

3.2 Notation. The Company will make a notation in the relevant share certificates with respect to the restrictions on Transfer of the Shares, and each share certificate issued to a Shareholder will bear a legend in wording substantially as follows:

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED WITHOUT COMPLIANCE WITH THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT OF VIASPACE GREEN ENERGY INC. A COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF VIASPACE GREEN ENERGY INC.

3.3 Restrictions on Transfer. Each Shareholder agrees that it may not Transfer Shares except (i) to a Permitted Transferee or (ii) in accordance with this Article III.

3.4 Right of First Refusal.

(a) If a Shareholder receives a bona fide offer to buy all (and not less than all) of its Shares (“Offer”) and such Shareholder (“Offeree”) wishes to sell such Shares (“Offered Shares”), it will promptly deliver written notice (“Notice”) to the other Shareholder offering to sell the Offered Shares to the other Shareholder on no less favorable terms and conditions set forth in the Offer. The Notice will contain all the terms and conditions of the Offer, a copy of any written Offer, and adequate information regarding the identity and background of the Person making the Offer (the “Offeror”).

(b) Upon receipt of the Notice, the other Shareholder will have an irrevocable option to purchase all, and not less than all, the Offered Shares on the same terms and conditions set forth in the Offer. For a period of 15 days after the receipt of the Notice, the other Shareholder may exercise this purchase option by delivering written notice to the Offeree. If the other Shareholder fails to exercise its purchase option within the 15-day period, the Offeree may, for a period of 30 days after the earlier of (i) the expiration of the 15-day purchase option period and (ii) the date the Offeree has received written notice from the each other Shareholder stating that it will not exercise its purchase option, sell the Offered Shares to the Offeror on the terms and conditions set forth in the Notice; provided that such sale otherwise complies with the Tag Along provision in Section 3.5 and other provisions of this Agreement.

(c) If a Shareholder exercises its purchase option under this section, the closing of the purchase of the Offered Shares with respect to such exercise will take place on or before the 30th day after the latest date a Shareholder delivers timely notice of such exercise to the Offeree.

(d) No offer by a Permitted Transferee of a Shareholder to purchase Shares of such Shareholder will constitute an Offer.

3.5 Tag Along Right. Within 30 days after receipt of the Notice, the other Shareholder may give written notice to the Offeree of its desire to sell all, and not less than all, of its Shares on the same terms and conditions set forth in the Offer (“Tag Along Notice”). If within such 30-day period the other Shareholder elects to sell its Shares in accordance with Section 3.5, such Tag Along Notice shall constitute a binding commitment of such Shareholder and the Offeree shall not consummate the sale of its Shares unless the Shares of the other Shareholder are included in such sale. If a Shareholder exercises its right of first refusal under Section 3.4, it may not exercise any rights under this Section 3.5.

ARTICLE IV

PURCHASE OPTION

4.1 Option Events. Each of the following events is an “Option Event”:

(a) Bankruptcy. If a Shareholder files or has filed against such Shareholder a petition under any federal or state bankruptcy, insolvency or similar law, or makes an assignment of assets for the benefit of creditors, then the other Shareholder shall have the option to purchase all of such Shareholder’s Shares.

(b) Attachment; Levy. If an attachment, execution or other process is levied against a Shareholder or any of Shareholder’s Shares so as to become a lien on such Shares, and such lien is not released within fifteen (15) days after the date of levy, then the other Shareholder shall have the option to purchase all of such Shareholder’s Shares.

4.2 Option Exercise. If a Shareholder wishes to exercise the foregoing purchase option, it shall deliver written notice to the other Shareholder within ninety (90) days after the Option Event.

4.3 Purchase and Price. The purchase price to be paid for Shares purchased pursuant to this section shall be the fair market value of such Shares. Fair market value shall be the share price of the Company’s common stock as of the date of the Option Event, provided that such stock is traded on a public exchange or, if not traded on a public exchange, as determined by an appraiser selected by the purchasing Shareholder who has not had any prior relationship with the purchasing Shareholder and who has at least ten (10) years experience valuing privately held companies. The fees and expenses of such appraiser shall be borne by the purchasing Shareholder and the appraiser’s determination of fair market value shall be binding and conclusive. The purchasing Shareholder shall tender the consideration within 180 days after the Option Event.

ARTICLE V

OTHER AGREEMENTS

No Shareholder will enter into any agreement or arrangement of any kind with any Person with respect to Shares (or any rights therein) held by it from time to time on terms inconsistent with the provisions of this Agreement.

ARTICLE VI MISCELLANEOUS

6.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee), to addresses set forth in the Company’s records.

6.2 Termination.

(a) This Agreement will terminate upon the earliest of any one of the following events:

(i) the Second Closing fails to occur;

(ii) the written consent of both Shareholders; or

(iii)	the merger or consolidation of the Company with or into another Person in which the Shareholders own less than 50% of the voting equity of the surviving entity.

(b) Without affecting the rights of any other Shareholder or the Company, this Agreement will terminate prospectively as to a Shareholder when such Shareholder ceases to own any Shares.

6.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Company, the Shareholders, and their respective successors and permitted assigns. No party may assign this Agreement or its rights, obligations, or interests herein, in whole or in part, without the prior written consent of the Shareholders, except as otherwise expressly permitted herein. If any Shareholder acquires additional Shares and if any Transferee of any Shareholder acquires any Shares, in each case in any manner, whether as a Permitted Transferee, by operation of law, or otherwise, such Shares will be held subject to all of the terms of this Agreement, and by taking and holding such Shares, such Shareholder or Transferee will be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

6.4 Injunctive Relief. The Company and the Shareholders acknowledge and agree that the legal remedies available in the event any party violates the covenants and agreements made in this Agreement would be inadequate and that the Company and each of the Shareholders shall be entitled, without posting any bond or other security, to temporary, preliminary, and permanent injunctive relief, specific performance and other equitable remedies in the event of such a violation, in addition to any other remedies which the Company and the Shareholders may have at law or in equity.

6.5 Inspection. For so long as this Agreement is in effect, the Company will maintain and make available this Agreement, any amendments hereto, and a complete list of the names and addresses of all holders of Shares for inspection and copying on any Business Day by any party hereto at the offices of the Company.

6.6 Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, except by a writing signed by holders of at least 80% of the shares of Company common stock issued pursuant to this Agreement. The failure of any party to enforce at any time any provision hereof will not be construed to be a waiver of any such provision or any other provision. No waiver of any breach hereof will be construed to be a waiver of any other breach.

6.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties, their respective successors and permitted assigns. No other person or entity is entitled to rely upon or receive any benefit from this Agreement or any provision hereof.

6.9 Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Shareholders with respect to the subject matter hereof and supersedes all previous negotiations, commitments, and writings with respect to such subject matter.

6.10 Captions. The article and section headings in this Agreement appear for convenience of reference only, are not part of this Agreement, and do not affect in any way the interpretation or enforcement of this Agreement.

6.11 Counterparts. This Agreement may be executed and delivered in counterparts and by facsimile, each of which will be deemed an original but which together will constitute one and the same instrument.

6.12 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law rule or principle.

6.13 Rules of Construction. Unless the context otherwise requires, (a) words in the singular include the plural, and words in the plural include the singular; (b) provisions apply to successive events and transactions; and (c) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Shareholders Agreement as of the date first above written.

VIASPACE Inc. By: _____/s/ Carl Kukkonen	—

Carl Kukkonen, Chief Executive Officer

VIASPACE Green Energy Inc. By: _____/s/ Carl Kukkonen	—

Carl Kukkonen, Chief Executive Officer

/s/ Sung Hsien Chang

SUNG HSIEN CHANG